Exhibit 107
CALCULATION OF FILING FEE TABLE
SC TO-I
(Form Type)

T. Rowe Price OHA Select Private Credit Fund
(Name of Issuer)

T. Rowe Price OHA Select Private Credit Fund
(Name of Person(s) Filing Statement)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$81,931,463.25(1)	0.00013810	$11,314.74(2)
Fees Previously Paid	—		—
Total Transaction Valuation	$81,931,463.25(1)
Total Fees Due for Filing			$11,314.74(2)
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$11,314.74(2)

(1)
Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of March 31, 2026, of $26.15. This amount is based upon the offer to purchase up to 3,133,134 common shares of beneficial interest, par value $0.01 per share, of T. Rowe Price OHA Select Private Credit Fund.

(2)
Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.